                                                                    EXHIBIT 5.01
                                                        (INCLUDES EXHIBIT 23.01)








   Opinion of Fenwick & West regarding legality of the securities being issued

   23.01       Consent of Fenwick & West (included in  Exhibit 5.01)







                                    [Fenwick & West]



                                     August 3, 1995

Electronic Arts Inc.
1450 Fashion Island Boulevard
San Mateo, CA 94404

Gentlemen/Ladies:

   At your request, we have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission on or about August 7, 1995 in connection with the registration under the Securities Act of 1993, as amended, of an aggregate of 1,000,000 shares of your Common Stock, $.01 par value (the "STOCK"), all of which may be sold by you pursuant to options granted or to be granted by you to certain of your (or your parents', affiliates' or subsidiaries') consultants, independent contractors and advisors pursuant to your Celebrity and Artist Stock Option Plan (the "PLAN")

   As your counsel, we have examined the proceedings taken by you in connection with the adoption of the Plan.

   It is our opinion that the 1,000,000 shares of the Stock that may be issued and sold by you pursuant to the Plan, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement and the Plan, will be legally issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.


                                    Very truly yours,


                                    /s/ Fenwick & West


                                    FENWICK & WEST